Exhibit 99.1

For Immediate Release

GULF UNITED ENERGY ANNOUNCES CLOSING OF
$25 MILLION EQUITY FINANCING

HOUSTON, Texas – February 16, 2011 -- Gulf United Energy (GLFE) (“Gulf United” or “the Company”), an independent energy company with interests in oil and natural gas properties located in Colombia and Peru, is pleased to announce the closing of a $25 million private placement, consisting of the sale of approximately 83 million shares of common stock to seven institutional investors at a purchase price of $0.30 per share. Pritchard Capital Partners, LLC acted as the exclusive placement agent in connection with the private placement.

The Company intends to use the proceeds from the financing to fund its exploration activities in Colombia and Peru and for general working capital purposes.

John B. Connally III, Gulf United’s Chairman and Chief Executive Officer, commented, “The closing of this funding represents a big step forward for Gulf United Energy, and provides us with the operational and financial flexibility to drive Gulf United Energy through its next phase of drilling and corporate development.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state of the United States in which such offer, solicitation or sale would be unlawful. The securities described above have not been registered under the Securities Act of 1933 (the “1933 Act”), and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as such terms are defined in Regulation S under the 1933 Act) absent registration or an applicable exemption from the registration requirements.

About Gulf United Energy, Inc.

Based in Houston, Texas, Gulf United Energy, Inc. is an independent energy company with interests in oil and natural gas properties located in Peru and Colombia.  The Company’s common stock trades under the symbol “GLFE.” Additional information can be accessed by reviewing the Company’s Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

Safe harbor for Forward-Looking Statements:   The information in this release may contain forward-looking statements relating to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company’s expectations of the oil initially in place, drilling schedules and success rates, the reliability of 2D and 3D data, resource information and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business, and it should not be assumed that these reserves are proven recoverable as defined by SEC guidelines or that actual drilling results will prove these statements to be correct. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Please carefully review our filings with the SEC as we have identified many risk factors that impact our business plan.

Contact:

John Connally, Chief Executive Officer at (713) 942-6575

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at info@rjfalkner.com